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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                                  Docent, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   25608L 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                      ----------------------------
  CUSIP No. 25608L 10 6               13G           Page  2  of   13  Pages
            -------------                               -----    ------
----------------------------                      ----------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Advanced Technology Ventures IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             4,555,374
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,555,374
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,555,374 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.79%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

---------------------------                       ------------------------------
  CUSIP No.25608L 10 6             13G                Page  3  of   13   Pages
          ------------             ---                    ----    -----
---------------------------                       ------------------------------
===============================================================================
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ATV Associates IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             4,555,374 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8    4,555,374 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    4,555,374 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11     10.79%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

12     PN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                         -------------------------
  CUSIP No. 25608L 10 6               13G             Page  4   of  13  Pages
           ------------                                   -----    ----
----------------------------                         -------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jos C. Henkens
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            44,382 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             4,555,374 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             44,382 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,555,374 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,599,756 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                        ---------------------------
  CUSIP No. 25608L 10 6               13G              Page 5 of 13 Pages
            ---------                                      ---  ----
----------------------------                       ---------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Pieter J. Schiller
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            32,526 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             4,555,374 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             32,526 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,555,374 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,587,900 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.87%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                              ----------------------
  CUSIP No.25608L 10 6                13G                 Page 6 of 13 Pages
           -----------                                        ---  ----
------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven N Baloff
------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a) [_]
                                                               (b) [_]
------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            5,600 shares
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             4,555,374 shares
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

                          5,600 shares
                   -----------------------------------------------------------
     REPORTING       8    SHARED DISPOSITIVE POWER
      PERSON
       WITH               4,555,374 shares
------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,560,974 shares
------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                           [_]

------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.8%
------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILING OUT!

-------------------------                      -----------------------------
CUSIP No. 25608L 10 6                 13G        Page  7   of   13  Pages
          -----------                                 ----     ----
-------------------------                      -----------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael E. Frank
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            14,040 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             4,555,374 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             14,040 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,555,374 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    4,569,414 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.82%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                      -----------------------------
CUSIP No. 25608L 10 6                 13G        Page  8   of   13  Pages
          -----------                                 ----     ----
-------------------------                      -----------------------------

                                  Schedule 13G
                                  ------------

Item 1(a).        Name of Issuer:  Docent, Inc.
                  --------------

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------
                  2444 Charleston Road, Suite 444, Mountain View, CA 94043.

Item 2(a).        Names of Persons Filing: (1) Advanced Technology Partners IV,
                  -----------------------
                  L.P.; (2) ATV Associates IV, L.P., the sole general partner of Advanced Technology Ventures IV, L.P.; and (3) Jos
                  C. Henkens, Pieter J. Schiller, Steven N. Baloff, and Michael
                  E. Frank, the general partners of ATV Associates IV, L.P.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  -----------------------------------------------------------
                  The address of the principal business office of each of Advanced Technology Ventures IV, L.P., ATV Associates IV, L.P., Pieter J. Schiller and Michael E. Frank is 281 Winter Street, Suite 350, Waltham, MA 02451. The address of the principal business office of each of Jos C. Henkens and Steven
                  N. Baloff is 485 Ramona Street, Suite 200, Palo Alto, CA
                  94301.

Item 2(c).        Citizenship: Advanced Technology Ventures IV, L.P. is a
                  -----------
                  limited partnership organized under the laws of the State of Delaware. ATV Associates IV, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Jos
                  C. Henkens, Pieter J. Schiller, Michael E. Frank and Steven N. Baloff is a United States citizen.

Item 2(d).        Title of Class of Securities:  Common Stock, $0.001 par value
                  ----------------------------

Item 2(e).        CUSIP Number:  25608L 10 6
                  ------------

Item 3.           If this statement if filed pursuant to Rule 13d-1(b), or
                  --------------------------------------------------------
                  13d-2(b) or (c), check whether the person filing is a:
                  -----------------------------------------------------

                  (a) [_] Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

                  (b) [_] Bank as defined in Section 3(a)(6) of the Act.

                  (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act.

                  (d) [_] Investment Company registered under Section 8 of the
                          Investment Company Act of 1940.

                  (e) [_] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E).

                  (f) [_] An employee benefit plan or endowment fund in
                          accordance with  Rule 13d-1(b)(1)(ii)(F);

                  (g) [_] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

----------------------------                            ------------------------
CUSIP No.  25608L 10 6                13G                    Page 9 of 13 Pages
          -------------                                           -    --
----------------------------                            ------------------------

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j) [ ] Group, in accordance with Rule 13d-1(b)(ii)(J), check this box [_].

          Not Applicable.

Item 4.   Ownership.
          ---------

          (a)  Amount Beneficially Owned:

               As of December 31, 2001, Advanced Technology Ventures IV, L.P. was the record holder of 4,555,374 shares of Common Stock (the "Record Shares"). By virtue of the affiliate relationship among Advanced Technology Ventures IV, L.P. and ATV Associates IV, L.P., ATV Associates IV, L.P. may be deemed to own beneficially all of the Record Shares. In their capacities as individual general partners of ATV Associates IV, L.P., Jos C. Henkens, Pieter J. Schiller, Michael E. Frank and Steven N. Baloff may be deemed to own beneficially all of the Record Shares.

               Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of the reporting persons' pecuniary interest therein, if any, of any shares of Common Stock of Docent, Inc. and except in the case of Advanced Technology Ventures IV, L.P. for the 4,555,374 shares which it holds of record, and except in the case of (i) Jos C. Henkens for the 44,382 shares which he holds of record, (ii) Pieter J. Schiller for the 32,526 shares which he holds of record, (iii) Steven N. Baloff for the 5,600 shares he holds of record and (iv) Michael
               E. Frank for the 14,040 shares he holds of record.

      (b) Percent of Class:

               Advanced Technology Ventures IV, L.P.: 10.79%
               ATV Associates IV, L.P.: 10.79%
               Jos C. Henkens: 10.9%
               Pieter J. Schiller: 10.87%
               Michael E. Frank: 10.8%
               Steven N. Baloff: 10.82%


The foregoing percentages are calculated based upon the 42,215,000 shares of Common Stock of Docent, Inc. outstanding as of October 31, 2001.

      (c)      Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

                    44,382 shares for Jos C. Henkens
                    32,526 shares for Pieter J. Schiller
                    5,600 shares for Steven N. Baloff
                    14,040 shares for Michael E. Frank

----------------------------                            ------------------------
CUSIP No.  25608L 10 6                13G                   Page 10 of 13 Pages
          -------------                                          --    --
----------------------------                            ------------------------

               (ii)   shared power to vote or to direct the vote:

                      4,555,374 shares for Advanced Technology Ventures IV, L.P. 4,555,374 shares for ATV Associates IV, L.P.
                      4,555,374 shares for Jos C. Henkens
                      4,555,374 shares for Pieter J. Schiller
                      4,555,374 shares for Michael E. Frank
                      4,555,374 shares for Steven N. Baloff

               (iii)  sole power to dispose or direct the disposition of:

                      44,382 shares for Jos C. Henkens
                      32,526 shares for Pieter J. Schiller
                      5,600 shares for Steven N. Baloff
                      14,040 shares for Michael E. Frank

               (iv)   shared power to dispose or direct the disposition of:

                      4,555,374 shares for Advanced Technology Ventures IV, L.P. 4,555,374 shares for ATV Associates IV, L.P.
                      4,555,374 shares for Jos C. Henkens
                      4,555,374 shares for Pieter J. Schiller
                      4,555,374 shares for Michael E. Frank
                      4,555,374 shares for Steven N. Baloff


Item 5.        Ownership of Five Percent or Less of a Class.
               --------------------------------------------

               Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
               ---------------------------------------------------------------

               Not Applicable.

Item 7.        Identification and Classification of the Subsidiary which
               ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent
               -----------------------------------------------------
               Holding Company.

               Not Applicable.

Item 8.        Identification and Classification of Members of the Group.
               ---------------------------------------------------------

               Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).

-------------------------                               ----------------------
CUSIP No. 25608L 10 6                 13G                Page 11 of 13 Pages
          -----------                                        ----  ----
-------------------------                               ----------------------

Item 9.      Notice of Dissolution of Group.
             ------------------------------

             Not Applicable.

Item 10.     Certification.
             -------------

             Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

-------------------------                               ----------------------
CUSIP No. 25608L 10 6                 13G                 Page 12 of 13 Pages
          -----------                                          --    --
-------------------------                               ----------------------

                                    SIGNATURE
                                    ---------

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 12, 2002.

ADVANCED TECHNOLOGY VENTURES IV, L.P.

By:   ATV Associates IV, L.P.

      By:  /s/ Jos C. Henkens
          ------------------------------
          Jos C. Henkens
          General Partner

ATV ASSOCIATES IV, L.P.

      By:  /s/ Jos C. Henkens
          ------------------------------
          Jos C. Henkens
          General Partner

JOS C. HENKENS


      /s/ Jos C. Henkens
------------------------------------


PIETER J. SCHILLER


      /s/ Pieter J. Schiller
------------------------------------


MICHAEL E. FRANK


      /s/ Michael E. Frank
------------------------------------


STEVEN N. BALOFF


      /s/ Steven N. Baloff
------------------------------------

-------------------------                               ----------------------
CUSIP No.  25608L 10 6                13G                 Page 13 of 13 Pages
           -----------                                         ---   ---
-------------------------                               ----------------------

                                    AGREEMENT
                                    ---------

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Docent, Inc.

     EXECUTED this 12th day of February, 2002.

ADVANCED TECHNOLOGY VENTURES IV, L.P.

By:  ATV Associates IV, L.P.

     By:  /s/ Jos C. Henkens
         --------------------------------
         Jos C. Henkens
         General Partner

ATV ASSOCIATES IV, L.P.

     By:  /s/ Jos C. Henkens
         --------------------------------
         Jos C. Henkens
         General Partner

JOS C. HENKENS


      /s/ Jos C. Henkens
------------------------------------


PIETER J. SCHILLER


      /s/ Pieter J. Schiller
------------------------------------


MICHAEL E. FRANK


      /s/ Michael E. Frank
------------------------------------


STEVEN N. BALOFF


      /s/ Steven N. Baloff
------------------------------------